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                                                                  Exhibit (h)(6)


                            JOINT MARKETING AGREEMENT

         AGREEMENT made this 31st day of December, 2000, between Centura Bank (the "Bank"), a state bank having its principal place of business in Rocky Mount, North Carolina; Centura Securities, Inc. ("CSI"), a wholly owned subsidiary of the Bank, having its principal place of business in Rocky Mount, North Carolina, and Centura Funds Trust (the "Funds"), a Massachusetts business trust.

         WHEREAS, the Funds are a diversified, open-end management investment company registered under the Investment Company Act of 1940;

         WHEREAS, the Bank serves as the investment adviser for the Funds, and CSI, a wholly owned subsidiary of the Bank, is registered as a broker-dealer with the Securities Exchange Commission, and is a member in good standing of the National Association of Securities Dealers;

         WHEREAS, a significant number of the shareholders of the Funds are also customers of the Bank and of CSI and the consumers of then Bank and of CSI represent important potential purchasers of shares of the Funds; and

         WHEREAS, the Funds desire to market its products and services to consumers of the Bank and of CSI and the Bank and CSI desire to market the products and services of the Funds to their consumers;

         NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. SERVICES. CSI and the Bank shall provide to the Funds and the Funds shall provide to the Bank and to CSI the services described in Schedule A attached hereto.

2. TERM. This Agreement shall become effective on the date first written above and shall continue until December 31, 2001. Thereafter, this Agreement shall continue in effect for successive 12 month periods unless and until 90 days written notice not to renew is given by the terminating party to the other parties to this Agreement.

3. CONFIDENTIALITY. To carry out the purposes of this agreement, the Bank, CSI and the Funds may provide to one another information, or access to information about their respective consumers ("Consumer Information") including, but not limited to nonpublic personal information such as a consumer's name, address, telephone number, account relationships, account balances and account histories. All information, including consumer information, obtained pursuant to this Agreement by the Funds or by the Bank or by CSI shall be considered confidential information.



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      Neither the Funds, the Bank or CSI shall disclose such confidential information to any other person or entity except to carry out the purposes of this agreement including its use under sections 248.14 and 248.15 of Securities Exchange Commission Regulation S-P.

      The Bank, CSI and the Funds shall:

            a) Limit access to consumer information which is obtained pursuant to this agreement to employees who have a need to know such consumer information to effect the purposes of this agreement;

            b) Safeguard and maintain the confidentiality and security of consumer information which is obtained pursuant to this agreement

            c) Use consumer information obtained pursuant to this agreement only to carry out the purposes for which the customer information was disclosed and for no other purpose.

      Neither the Funds, the Bank or CSI shall directly or through an affiliate, disclose an account number or similar form of access number or access code for a customer's credit card account, deposit account, or transaction account for use in telemarketing, direct mail marketing, or other marketing through electronic mail to the customer.

4. HEADINGS. Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

5. GOVERNING LAW. This Agreement shall be governed by, and provisions shall be construed in accordance with, the laws of the State of Ohio.

6. LIMITATION OF RESPONSIBILITY. The names "Centura Funds", "Centura Funds Trust" and "Trustees of Centura Funds Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of ***************to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Centura Funds" or "Centura Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of shares of the Trust must look soley to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be fully executed as of the day and year first written above.

                                            BY:_______________________________
                                            Title:____________________________





                                            BY:_______________________________
                                            Title:____________________________




                                            BY:_______________________________

                                            Title:____________________________










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                                   SCHEDULE A
                        TO THE JOINT MARKETING AGREEMENT
                                     BETWEEN
                                  CENTURA BANK,
                            CENTURA SECURITIES, INC.
                                       AND
                               CENTURA FUNDS TRUST

                                    SERVICES
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The Bank, CSI and the Funds shall provide one another the following services:

(1) render advice and answer inquiries concerning the marketing of products and services of the Funds;

(2)      assist in the preparation and implementation of marketing plans;

(3) assist in the preparation and distribution of sales and advertising materials for the Funds; and

(4) provide information, including nonpublic personal information, about consumers of the Bank or of CSI for the purpose of marketing the products and services of the Funds;

(5) provide information, including nonpublic personal information, about the consumers of the Funds for the purpose of marketing the products and services of the Funds.












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